Exhibit 1.1
EXECUTION COPY

GENERAL CABLE CORPORATION
a Delaware corporation
Senior Convertible Notes due 2012
PURCHASE AGREEMENT
Dated: September 26, 2007

GENERAL CABLE CORPORATION
a Delaware corporation
$415,000,000
Senior Convertible Notes due 2012
PURCHASE AGREEMENT
September 26, 2007
Merrill Lynch, Pierce, Fenner & Smith
            Incorporated
4 World Financial Center
New York, New York 10080
Ladies and Gentlemen:
     General Cable Corporation, a Delaware corporation (the “Company”), confirms its agreement with Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) (the “Initial Purchaser,” with respect to the issue and sale by the Company and the purchase by the Initial Purchaser of $415,000,000 aggregate principal amount of the Company’s Senior Convertible Notes due 2012 (the “Convertible Notes”), and with respect to the grant by the Company to the Initial Purchaser of the option described in Section 2(b) hereof to purchase all or any part of an additional $60,000,000 principal amount of Convertible Notes to cover overallotments, if any. The aforesaid initial $415,000,000 principal amount of Convertible Notes (the “Initial Notes”) to be purchased by the Initial Purchaser and all or any part of the $60,000,000 principal amount of Convertible Notes subject to the option described in Section 2(b) hereof (the “Option Notes” and together with the Initial Notes, the “Notes”). The Securities are to be issued pursuant to an indenture dated as of October 2, 2007 (the “Indenture”) between the Company, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”). Securities issued in book-entry form will be issued to Cede & Co. as nominee of The Depository Trust Company (“DTC”) pursuant to an existing DTC Blanket Letter of Representation, to be amended as of the Closing Time (as defined in Section 2(c)) (the “DTC Letter of Representations”).
     The Notes are convertible, subject to certain conditions as described in the Offering Memorandum (as defined below), prior to maturity into cash up to the principal amount of the securities and, with respect to any excess conversion value, into cash, into shares of common stock, par value $.01 per share, of the Company (the “Common Stock”), or a combination of cash and Common Stock, at the Company’s option, at the initial conversion rate specified in Schedule A hereto, in accordance with the terms of the securities and the Indenture.
     The payment of principal, premium, if any, and interest on the Notes will be fully and unconditionally guaranteed on a senior unsecured basis, jointly and severally, by the guarantors listed on Schedule C hereto (collectively, the “Guarantors”), pursuant to their guarantees (the “Guarantees”). The Initial Notes and the Guarantees attached thereto are herein collectively referred to as the “Initial Securities,” and the Option Notes and the Guarantees attached thereto are herein collectively referred to as the “Option Securities.” The Initial Securities and the Option Securities are herein collectively referred to as the “Securities.”
     The Company understands that the Initial Purchaser proposes to make an offering of the Securities on the terms and in the manner set forth herein and agrees that the Initial Purchaser may resell, subject to the conditions set forth herein, all or a portion of the Securities to purchasers (“Subsequent

Purchasers”) at any time after this Agreement has been executed and delivered. The Securities are to be offered and sold through the Initial Purchaser without being registered under the Securities Act of 1933, as amended (the “1933 Act”), in reliance upon exemptions therefrom. Pursuant to the terms of the Securities and the Indenture, investors that acquire Securities may only resell or otherwise transfer such Securities if such Securities are hereafter registered under the 1933 Act or if an exemption from the registration requirements of the 1933 Act is available (including the exemption afforded by Rule 144A (“Rule 144A”) of the rules and regulations promulgated under the 1933 Act by the Securities and Exchange Commission (the “Commission”)). On or prior to the Closing Time, the Company will enter into a registration rights agreement with the Initial Purchaser (the “Registration Rights Agreement”), pursuant to which, subject to the conditions set forth therein, the Company will be required to file and use its commercially reasonable efforts to have declared effective a registration statement (the “Registration Statement”) under the 1933 Act to register resales of the Securities and the shares of Common Stock issuable upon conversion thereof.
     The Company has prepared and delivered to each Initial Purchaser copies of a preliminary offering memorandum dated September 25, 2007 (the “Preliminary Offering Memorandum”) and has prepared and will deliver to each Initial Purchaser, on the date hereof or the next succeeding day, copies of a final offering memorandum dated September 27, 2007 (the “Final Offering Memorandum”), each for use by such Initial Purchaser in connection with its solicitation of purchases of, or offering of, the Securities. “Offering Memorandum” means, with respect to any date or time referred to in this Agreement, the most recent offering memorandum (whether the Preliminary Offering Memorandum or the Final Offering Memorandum, or any amendment or supplement to either such document), including exhibits thereto and any documents incorporated therein by reference, which has been prepared and delivered by the Company to the Initial Purchaser in connection with their solicitation of purchases of, or offering of, the Securities.
     All references in this Agreement to financial statements and schedules and other information which is “contained,” “included” or “stated” in the Offering Memorandum (or other references of like import) shall be deemed to mean and include all such financial statements and schedules and other information which are incorporated by reference in the Offering Memorandum; and all references in this Agreement to amendments or supplements to the Offering Memorandum shall be deemed to mean and include the filing of any document under the Securities Exchange Act of 1934, as amended (the “1934 Act”), which is incorporated by reference in the Offering Memorandum.
     SECTION 1. Representations and Warranties.
     (a) Representations and Warranties by the Company and the Guarantors. The Company and the Guarantors represent and warrant to the Initial Purchaser as of the date hereof and as of the Closing Time referred to in Section 2(c) hereof and as of each Date of Delivery (if any) referred to in Section 2(b) hereof, and agree with the Initial Purchaser, as follows:
     (i) Disclosure Package and Final Offering Memorandum. As of the Applicable Time (as defined below), neither (x) the Offering Memorandum as of the Applicable Time as supplemented by the final pricing term sheet, in the form attached hereto as Schedule A (the “Pricing Supplement”), that has been prepared and delivered by the Company to the Initial Purchaser in connection with their solicitation of offers to purchase Securities, all considered together (collectively, the “Disclosure Package”), nor (y) any individual Supplemental Offering Materials (as defined below), when considered together with the Disclosure Package, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. “Applicable Time” means 8:00 a.m. (Eastern time) on September 27, 2007 or such other time as agreed by the Company and Merrill Lynch.
     “Supplemental Offering Materials” means any “written communication” (within the meaning of the 1933 Act Regulations (as defined below)) prepared by or on behalf of the Company, or used or referred to by the Company, that constitutes an offer to sell or a solicitation of an offer to buy the Securities other than the Preliminary Offering Memorandum or amendments or supplements thereto (including the Pricing Supplement), including, without limitation, any road show relating to the Securities that constitutes such a written communication. The Company and each Initial Purchaser agree that no offering of the Securities will be made by the Company or any Initial Purchaser with any “written communication” (within the meaning of the 1933 Act Regulations) without the prior written agreement of the Company and Merrill Lynch; provided however, the Initial Purchaser is authorized to use (i) any “written communication” that would not constitute a “free writing prospectus,” as defined in Rule 405, required to be filed with the Commission had this offering of Securities been pursuant to a Registration Statement filed with the Commission under the 1933 Act (which written communication shall not be deemed to be Supplemental Offering Materials) and (ii) prior to the preparation of the Pricing Supplement, the Initial Purchaser is authorized to use the information set forth in the Pricing Supplement in communications conveying information relating to the offering to investors.
     As of its issue date and as of the Closing Time (and, if Option Securities are purchased, at the Date of Delivery), the Final Offering Memorandum will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
     The representations and warranties in this subsection shall not apply to statements in or omissions from the Disclosure Package or the Final Offering Memorandum made in reliance upon and in conformity with written information furnished to the Company by any Initial Purchaser through Merrill Lynch expressly for use therein.
     (ii) Incorporated Documents. The Offering Memorandum as delivered from time to time shall incorporate by reference the most recent Annual Report of the Company on Form 10-K filed with the Commission and each Quarterly Report of the Company on Form 10-Q and each Current Report of the Company on Form 8-K filed with the Commission since the end of the fiscal year to which such Annual Report relates. The documents incorporated or deemed to be incorporated by reference in the Offering Memorandum at the time they were or hereafter are filed with the Commission complied and will comply in all material respects with the requirements of the 1933 Act and the rules and regulations thereunder (the “1933 Act Regulations”) or the 1934 Act and the rules and regulations of the Commission thereunder (the “1934 Act Regulations”), as applicable, and, when read together with the other information in the Disclosure Package at the Applicable Time, and the Disclosure Package and the Final Offering Memorandum, at the time the Offering Memorandum was issued and at the Closing Time and at each Date of Delivery, if any, did not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.
     (iii) Independent Accountants. Each of the accountants who certified the financial statements and supporting schedules included in the Disclosure Package and the Final Offering Memorandum are independent public accountants with respect to the Company and its subsidiaries as required by the 1933 Act and the 1933 Act Regulations.

     (iv) Financial Statements. The financial statements of the Company, together with the related schedules and notes, included in the Disclosure Package and the Final Offering Memorandum together with the related schedules and notes present fairly the financial position of the Company and its consolidated subsidiaries at the dates indicated and the statement of operations, stockholders’ equity and cash flows of the Company and its consolidated subsidiaries for the periods specified; said financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods involved (“GAAP”). The financial statements of the businesses or entities to be acquired by the Company included in the Disclosure Package and Final Offering Memorandum, together with any related notes, present fairly in all material respects the financial position of such business or entities, at the dates indicated and the statement of operations, stockholders’ equity and cash flows of such businesses or entities for the periods specified; said financial statements have been prepared in conformity with GAAP applied on a consistent basis throughout the periods involved, except as set forth in the financial statements. The supporting schedules, if any, included in the Disclosure Package and the Final Offering Memorandum present fairly in accordance with GAAP the information required to be stated therein. The selected financial data and the summary financial information included in the Disclosure Package and the Final Offering Memorandum present fairly the information shown therein and have been compiled on a basis consistent with that of the audited financial statements included in the Disclosure Package and the Final Offering Memorandum. All disclosures contained in the Disclosure Package or the Final Offering Memorandum regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission) comply with Regulation G under the 1934 Act and Item 10 of Regulation S-K of the 1933 Act Regulations, to the extent applicable.
     (v) No Material Adverse Change in Business. Since the respective dates as of which information is given in the Disclosure Package or the Final Offering Memorandum, except as otherwise stated therein, (A) there has been no material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business (a w Adverse Effect”), (B) there have been no transactions entered into by the Company or any of its subsidiaries, other than those in the ordinary course of business, which are material with respect to the Company and its subsidiaries considered as one enterprise, and (C) except as to dividends or distributions paid with respect to, and redemptions and conversions of, the Company’s 5.75% Series A Redeemable Convertible Preferred Stock (the “Preferred Stock”) there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock.
     (vi) Good Standing of the Company. The Company has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware and has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Disclosure Package and the Final Offering Memorandum and to enter into and perform its obligations under this Agreement; and the Company is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify or to be in good standing would not result in a Material Adverse Effect.
     (vii) Good Standing of Subsidiaries. Each “significant subsidiary” of the Company (as such term is defined in Rule 1-02 of Regulation S-X) (each a “Subsidiary” and, collectively, the “Subsidiaries”) and each Guarantor has been duly organized and is validly existing as a corporation, limited partnership or limited liability company, as the case may be, in good standing under the laws of the jurisdiction of its incorporation or formation, has corporate or similar organizational power and authority to own, lease and operate its properties and to conduct its business as described in the Disclosure Package and the Final Offering Memorandum and is duly qualified as a foreign corporation or entity to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify or to be in good standing would not result in a Material Adverse Effect; other than liens, pledges and encumbrances under the Company’s or any subsidiary’s secured credit facilities and except as otherwise disclosed in the Disclosure Package and the Final Offering Memorandum, all of the issued and outstanding capital stock of each such Subsidiary has been duly authorized and validly issued, is fully paid and non-assessable and is owned by the Company, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity; none of the outstanding shares of capital stock of any Subsidiary was issued in violation of any preemptive or similar rights of any securityholder of such Subsidiary. The only Subsidiaries of the Company are (a) the Subsidiaries listed on Schedule C hereto and (b) certain other subsidiaries which, considered in the aggregate as a single Subsidiary, do not constitute a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X.
     (viii) Capitalization. The authorized, issued and outstanding capital stock of the Company as of June 29, 2007 is as set forth in the Disclosure Package and the Final Offering Memorandum in the column entitled “Actual” under the caption “Capitalization” (except for subsequent issuances, if any, pursuant to this Agreement, pursuant to reservations, agreements, or employee benefit plans referred to in the Disclosure Package and the Final Offering Memorandum or pursuant to the exercise of convertible securities, options or warrants referred to in the Disclosure Package and the Final Offering Memorandum). The shares of issued and outstanding capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable; none of the outstanding shares of capital stock of the Company was issued in violation of the preemptive or other similar rights of any securityholder of the Company.
     (ix) Stock Exchange Listing. The Common Stock is registered pursuant to Section 12(b) of the 1934 Act and is listed on the New York Stock Exchange, and the Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the 1934 Act or delisting the Common Stock from the New York Stock Exchange, nor has the Company received any notification that the Commission or the New York Stock Exchange is contemplating terminating such registration or listing.
     (x) Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by the Company.
     (xi) Authorization of the Indenture. The Indenture has been duly authorized by the Company and each of the Guarantors and, when duly executed and delivered by the Company, each of the Guarantors and the Trustee, will constitute a valid and binding agreement of the Company and each of the Guarantors, enforceable against the Company and each of the Guarantors in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws relating to or affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

     (xii) Authorization of the Registration Rights Agreement. The Registration Rights Agreement has been duly authorized by the Company and, at the Closing Time, will be duly executed and delivered by, and will constitute a valid and binding agreement of, the Company, enforceable against the Company in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws relating to or affecting enforcement of creditors’ rights generally, by general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and, as to rights of indemnification, by principles of public policy.
     (xiii) Authorization of the Securities. (a) The Notes have been duly authorized and, at the Closing Time, will have been duly executed by the Company and, when authenticated, issued and delivered in the manner provided for in the Indenture and delivered against payment of the purchase price therefor as provided in this Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers) reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and will be in the form contemplated by, and entitled to the benefits of, the Indenture; and (b) the Guarantees have been duly authorized and, at the Closing Time, will have been duly executed by each of the Guarantors and, when issued and delivered in the manner provided for in the Indenture and delivered against payment of the purchase price therefor as provided in this Agreement, will constitute valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors’ rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and will be in the form contemplated by, and entitled to the benefits of, the Indenture.
     (xiv) Description of the Transaction Documents. The description of the Transaction Documents contained in the Disclosure Package and the Final Offering Memorandum, will conform in all material respects to the respective statements relating thereto and will be in substantially the respective forms last delivered to the Initial Purchaser prior to the date of this Agreement.
     (xv) Authorization and Description of Common Stock. The Common Stock conforms to all statements relating thereto contained or incorporated by reference in the Disclosure Package and the Final Offering Memorandum and such description of the Common Stock conforms to the rights set forth in the Company’s Amended and Restated Certificate of Incorporation, as amended, and Amended and Restated By-Laws. Upon issuance and delivery of the Securities in accordance with this Agreement and the Indenture, the Securities will be convertible at the option of the holder thereof for shares of Common Stock in accordance with the terms of the Securities and the Indenture; the shares of Common Stock issuable upon conversion of the Securities have been duly authorized and reserved for issuance upon such conversion by all necessary corporate action and such shares, when issued upon such conversion in accordance with the terms of the Securities and the Indenture, will be validly issued and will be fully paid and non-assessable; no holder of such shares will be subject to personal liability by reason of being such a holder; and the issuance of such shares upon such conversion will not be subject to the preemptive or other similar rights of any securityholder of the Company.

     (xvi) Absence of Defaults and Conflicts. Neither the Company nor any of its subsidiaries is in violation of or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any agreement or instrument to which the Company or any of its subsidiaries is a party or by which it or any of them may be bound, or to which any of the property or assets of the Company or any subsidiary is subject (collectively, “Agreements and Instruments”) that is included as an exhibit to the documents incorporated or deemed to be incorporated by reference in the Disclosure Package and in the Final Offering Memorandum except as disclosed in the Disclosure Package and the Final Offering Memorandum or for such defaults that would not result in a Material Adverse Effect; and the execution, delivery and performance of the Transaction Documents and any other agreement or instrument entered into or issued or to be entered into or issued by the Company in connection with the transactions contemplated hereby or thereby or in the Disclosure Package and the Final Offering Memorandum and the consummation of the transactions contemplated herein and in the Disclosure Package and the Final Offering Memorandum (including the issuance and sale of the Securities and the use of the proceeds from the sale of the Securities as described in the Disclosure Package and the Final Offering Memorandum under the caption “Use of Proceeds”) and compliance by the Company with its obligations under the Transaction Documents have been duly authorized by all necessary corporate action and do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default or Repayment Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any subsidiary pursuant to, the Agreements and Instruments except for such conflicts, breaches, defaults or Repayment Events or liens, charges or encumbrances that would not result in a Material Adverse Effect, nor will such action result in any violation of the provisions of the charter or by-laws of the Company or any subsidiary or any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Company or any subsidiary or any of their assets, properties or operations. As used herein, a “Repayment Event” means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any subsidiary.
     (xvii) Absence of Labor Dispute. Except as disclosed in the Disclosure Package and the Final Offering Memorandum, no labor dispute with the employees of the Company or any subsidiary exists or, to the knowledge of the Company, is imminent that would, singly or in the aggregate, result in a Material Adverse Effect.
     (xviii) Absence of Proceedings. Other than as disclosed in the Disclosure Package and the Final Offering Memorandum, there is no action, suit or proceeding before or brought by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Company, threatened, against or affecting the Company or any subsidiary which might reasonably be expected to result in a Material Adverse Effect, or which might materially and adversely affect the properties or assets of the Company or any subsidiary or the consummation of the transactions contemplated in this Agreement or the performance by the Company of its obligations hereunder. The aggregate of all pending legal or governmental proceedings to which the Company or any subsidiary is a party or of which any of their respective property or assets is the subject which are not described in the Disclosure Package and the Final Offering Memorandum, including ordinary routine litigation incidental to the business, could not reasonably be expected to result in a Material Adverse Effect.

     (xix) Possession of Intellectual Property. The Company and its subsidiaries own or possess, or have the right to use on reasonable terms, patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, “Intellectual Property”) necessary to carry on the business now operated by them, and neither the Company nor any of its subsidiaries has received any notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interest of the Company or any of its subsidiaries therein, and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, singly or in the aggregate, would result in a Material Adverse Effect.
     (xx) Absence of Manipulation. Neither the Company nor any Affiliate (as such term is defined in Rule 405 of the 1933 Act (each, an “Affiliate”)) of the Company has taken, nor will the Company or any Affiliate take, directly or indirectly, any action which is designed to or which has constituted or which would reasonably be expected to cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Securities.
     (xxi) Accuracy of Exhibits. All agreements or instruments of the Company or any of its subsidiaries which are material to the Company and required to be filed as exhibits to a 1934 Act report pursuant to the 1934 Act have been filed as exhibits to the Annual Report on Form 10-K for the year ended December 31, 2006 or the Company’s Quarterly Reports on Form 10-Q, or Current Reports on Form 8-K filed thereafter, each as filed by the Company with the Commission.
     (xxii) Absence of Further Requirements. No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency is necessary or required for the performance by the Company of its obligations hereunder, in connection wth the offering, issuance or sale of the securities hereunder, the issuance of shares of Common Stock upon conversion of Securities or the consummation of the transactions contemplated by this Agreement or for the due execution, delivery or performance of the Indenture by the Company, except: (i) such as have been already obtained , (ii) such as may be required under the state securities laws, and (iii) such as may be required under the 1933 Act or the 1933 Act Regulations and the Trust Indenture Act of 1939, as amended and the regulations promulgated thereunder (the “1939 Act”), in each case with respect to transactions contemplated by the Registrations Rights Agreement and the Indenture.
     (xxiii) Possession of Licenses and Permits. The Company and its subsidiaries possess such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate federal, state, local or foreign regulatory agencies or bodies necessary to conduct the business now operated by them, except where the failure so to possess would not, singly or in the aggregate, result in a Material Adverse Effect; the Company and its subsidiaries are in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, singly or in the aggregate, result in a Material Adverse Effect; all of the Governmental Licenses are valid and in full force and effect, except where the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not, singly or in the aggregate, result in a Material Adverse Effect; and neither the Company nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Effect.
     (xxiv) Title to Property. The Company and its subsidiaries have good and marketable title to all real property owned by the Company and its subsidiaries and good title to all other properties owned by them, in each case, free and clear of all mortgages, pledges, liens, security interests, claims, restrictions or encumbrances of any kind except such as (a) are described in the Disclosure Package and the Final Offering Memorandum or (b) do not, singly or in the aggregate, materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company or any of its subsidiaries; and all of the leases and subleases material to the business of the Company and its subsidiaries, considered as one enterprise, and under which the Company or any of its subsidiaries holds properties described in the Disclosure Package and the Final Offering Memorandum, are in full force and effect, and neither the Company nor any subsidiary has any notice of any material claim of any sort that has been asserted by anyone adverse to the rights of the Company or any subsidiary under any of the leases or subleases mentioned above, or affecting or questioning the rights of the Company or any such subsidiary to the continued possession of the leased or subleased premises under any such lease or sublease.
     (xxv) Investment Company Act. The Company is not, and after giving effect to the issuance of the Securities as herein contemplated and the application of the net proceeds therefrom as described in the Disclosure Package and the Final Offering Memorandum, will not be required to register as, an “investment company” under the Investment Company Act of 1940, as amended.
     (xxvi) Compliance with Environmental Laws. Except as described in the Disclosure Package and the Final Offering Memorandum and except as would not, singly or in the aggregate, result in a Material Adverse Effect, (A) to the knowledge of the Company neither the Company nor any of its subsidiaries is in violation of any federal, state, local or foreign statute, law, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products, asbestos-containing materials or mold (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”), (B) the Company and its subsidiaries have all permits, authorizations and approvals required under any applicable Environmental Laws and, to the knowledge of the Company are each in compliance with their requirements, (C) there are no pending or, to the knowledge of the Company threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigation or proceedings relating to any Environmental Law against the Company or any of its subsidiaries and (D) to the knowledge of the Company there are no events or circumstances that would reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting the Company or any of its subsidiaries relating to Hazardous Materials or any Environmental Laws.
     (xxvii) Insurance. The Company and each of the Subsidiaries maintain insurance covering its properties, operations, personnel and businesses as the Company deems adequate;

such insurance insures against such losses and risks to an extent which the Company believes to be adequate in accordance with customary industry practice to protect the Company and the subsidiaries and their respective businesses; all such insurance is fully in force on the date hereof and will be fully in force as of the Closing Time and at each Date of Delivery, as applicable.
     (xxviii) Statistical and Market-Related Data. Any statistical and market-related data included or incorporated by reference in the Disclosure Package and the Final Offering Memorandum are based on or derived from sources that the Company believes to be reliable and accurate, and the Company has obtained the written consent to the use of such data from such sources to the extent required.
     (xxix) Accounting Controls and Disclosure Controls. The Company and each of its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurances that (1) transactions are executed in accordance with management’s general or specific authorization; (2) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (3) access to assets is permitted only in accordance with management’s general or specific authorization; and (4) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as disclosed in the Disclosure Package and the Final Offering Memorandum, since the end of the Company’s most recent audited fiscal year, there has been (I) no material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (II) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.
     The Company and its consolidated subsidiaries employ disclosure controls and procedures that are designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms, and is accumulated and communicated to the Company’s management, including its principal executive officer or officers and principal financial officer or officers, as appropriate, to allow timely decisions regarding disclosure.
     (xxx) Compliance with the Sarbanes-Oxley Act. Except as disclosed in the Disclosure Package and the Final Offering Memorandum, there is and has been no failure on the part of the Company or any of the Company’s directors or officers, in their capacities as such, to comply in all material respects with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (the “Sarbanes-Oxley Act”), including Section 402 related to loans and Sections 302 and 906 related to certifications.
     (xxxi) Similar Offerings. Neither the Company nor any of its Affiliates has directly or indirectly, solicited any offer to buy, sold or offered to sell or otherwise negotiated in respect of, or will solicit any offer to buy, sell or offer to sell or otherwise negotiate in respect of, in the United States or to any United States citizen or resident, any security which is or would be integrated with the sale of the Securities in a manner that would require the offered Securities to be registered under the 1933 Act.
     (xxxii) Rule 144A Eligibility. The Securities are eligible for resale pursuant to Rule 144A and will not be, at the Closing Time or at any Date of Delivery, as applicable, of the same class as securities listed on a national securities exchange registered under Section 6 of the 1934 Act, or quoted in a U.S. automated interdealer quotation system.

     (xxxiii) No General Solicitation. None of the Company, its Affiliates or any person acting on its or any of their behalf (other than the Initial Purchaser, as to whom the Company makes no representation) has engaged or will engage, in connection with the offering of the offered Securities, in any form of general solicitation or general advertising within the meaning of Rule 502(c) under the 1933 Act.
     (xxxiv) No Registration Required. Subject to compliance by the Initial Purchaser with the representations and warranties of the Initial Purchaser and the procedures set forth in Section 6 hereof, it is not necessary in connection with the offer, sale and delivery of the offered Securities to the Initial Purchaser and to each Subsequent Purchaser in the manner contemplated by this Agreement, the Disclosure Package and the Final Offering Memorandum to register the Securities under the 1933 Act or to qualify the Indenture under the 1939 Act.
     (xxxv) Foreign Corrupt Practices Act. Neither the Company nor, to the knowledge of the Company, any director, officer, agent, employee, affiliate or other person acting on behalf of the Company or any of its subsidiaries has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and the Company and, to the knowledge of the Company, its affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.
     (xxxvi) Money Laundering Laws. The operations of the Company are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.
     (xxxvii) OFAC. Neither the Company nor, to the knowledge of the Company, any director, officer, agent, employee, affiliate or person acting on behalf of the Company is currently a target of any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently a target of any U.S. sanctions administered by OFAC.
     (b) Officer’s Certificates. Any certificate signed by any officer of the Company or any of its subsidiaries delivered to the Initial Purchaser or to counsel for the Initial Purchaser shall be deemed a representation and warranty by the Company to the Initial Purchaser as to the matters covered thereby.
     As more fully described in the Offering Memorandum, the offering of Securities is being undertaken in connection with the acquisition by the Company of equity interests in a worldwide wire and cable business operating as Phelps Dodge International (the “PDIC Business”) pursuant to a Stock Purchase Agreement, dated as of September 12, 2007 (the “Acquisition”). For the purposes of this Section 1, unless otherwise indicated, references to “the Company” and to the “Subsidiaries” include the PDIC Business and it is assumed that the Acquisition has been consummated.
     SECTION 2. Sale and Delivery to Initial Purchaser; Closing.
     (a) Initial Securities. On the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Company agrees to sell to the Initial Purchaser, and the Initial Purchaser agrees to purchase from the Company, at the price of 97.75% of the aggregate principal amount thereof, $415,000,000 aggregate principal amount of Securities.
     (b) Option Securities. In addition, on the basis of the representations and warranties herein contained and subject to the terms and conditions herein set forth, the Company hereby grants an option to the Initial Purchaser to purchase up to an additional $60,000,000 principal amount of Securities at the same price set forth in Schedule A for the Initial Securities, plus accrued interest, if any, from the Closing Date to the Date of Delivery (as defined below). The option hereby granted will expire 13 days after the date hereof and may be exercised in whole or in part from time to time (but not more than two (2) times without the written consent of the Company) only for the purpose of covering overallotments which may be made in connection with the offering and distribution of the Initial Securities upon written notice by the Initial Purchaser to the Company setting forth the number of Option Securities as to which the Initial Purchaser is then exercising the option and the time and date of payment and delivery for such Option Securities. Any such time and date of delivery (a “Date of Delivery”) shall be determined by the Initial Purchaser, but shall not be later than seven full business days after the exercise of said option, nor in any event prior to the Closing Time, as hereinafter defined.
     (c) Payment. Payment of the purchase price for, and delivery of certificates for, the Initial Securities shall be made at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022, or at such other place as shall be agreed upon by the Initial Purchaser and the Company, at 9:00 A.M. (Eastern time) on the third business day (or the fourth business day, if the Applicable Time occurs after 4:30 P.M. (Eastern time)) after the date hereof, or such other time not later than ten business days after such date as shall be agreed upon by the Initial Purchaser and the Company (such time and date of payment and delivery being herein called “Closing Time”).
     In addition, in the event that any or all of the Option Securities are purchased by the Initial Purchaser, payment of the purchase price for, and delivery of certificates for, such Option Securities shall be made at the above-mentioned offices, or at such other place as shall be agreed upon by the Initial Purchaser and the Company, on each Date of Delivery as specified in the notice from the Initial Purchaser to the Company.
     Payment shall be made to the Company by wire transfer of immediately available funds to a bank account designated by the Company, against delivery to the Initial Purchaser for the account of the Initial Purchaser of certificates for the Securities to be purchased by it.
     (d) Denominations; Registration. Certificates for the Securities shall be in such denominations ($1,000 or integral multiples of $1,000 in excess thereof) and registered in such names as the Initial Purchaser may request in writing at least one full business day before the Closing Time. The certificates representing the Securities, which may be in temporary form, will be made available for examination and packaging by the Initial Purchaser in The City of New York not later than 10:00 A.M. (Eastern time) on the business day prior to the Closing Time.

     SECTION 3. Covenants of the Company. The Company and each Guarantor covenant with the Initial Purchaser as follows:
     (a) Offering Memorandum. The Company, as promptly as possible, will furnish to the Initial Purchaser, without charge, such number of copies of the Offering Memorandum and any amendments and supplements thereto and documents incorporated by reference therein as the Initial Purchaser may reasonably request.
     (b) Notice and Effect of Material Events. The Company will immediately notify the Initial Purchaser, and confirm such notice in writing, of (x) any filing made by the Company of information relating to the offering of the Securities with any securities exchange or any other regulatory body in the United States or any other jurisdiction, and (y) prior to the completion of the placement of the offered Securities by the Initial Purchaser as evidenced by a notice in writing from the Initial Purchaser to the Company, any material changes in or affecting the condition, financial or otherwise, or the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise which (i) make any statement in the Disclosure Package, any Offering Memorandum or any Supplemental Offering Material false or misleading or (ii) are not disclosed in the Disclosure Package or the Offering Memorandum. In such event or if during such time any event shall occur as a result of which it is necessary, in the reasonable opinion of any of the Company, its counsel, the Initial Purchaser or counsel for the Initial Purchaser, to amend or supplement the Offering Memorandum in order that the Offering Memorandum not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances then existing, the Company will forthwith amend or supplement the Offering Memorandum by preparing and furnishing to the Initial Purchaser an amendment or amendments of, or a supplement or supplements to, the Offering Memorandum (in form and substance satisfactory in the reasonable opinion of counsel for the Initial Purchaser) so that, as so amended or supplemented, the Offering Memorandum will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing at the time it is delivered to a Subsequent Purchaser, not misleading.
     (c) Amendment and Supplements to the Offering Memorandum; Preparation of Pricing Supplement; Supplemental Offering Materials. The Company will advise the Initial Purchaser promptly of any proposal to amend or supplement the Offering Memorandum and will not effect such amendment or supplement without the consent of the Initial Purchaser which consent may not be unreasonably withheld. Neither the consent of the Initial Purchaser, nor the Initial Purchaser’s delivery of any such amendment or supplement, shall constitute a waiver of any of the conditions set forth in Section 5 hereof. The Company will prepare the Pricing Supplement, reflecting the pricing terms of the Securities as set forth on Schedule A in form and substance satisfactory to the Initial Purchaser, and shall furnish prior to the Applicable Time to the Initial Purchaser, without charge, as many copies of the Pricing Supplement as the Initial Purchaser may reasonably request. The Company represents and agrees that, unless it obtains the prior consent of the Initial Purchaser, it has not made and will not make any offer relating to the Securities by means of any Supplemental Offering Materials.
     (d) Qualification of Securities for Offer and Sale. If necessary, the Company will use commercially reasonable efforts, in cooperation with the Initial Purchaser, to qualify the Securities and the shares of Common Stock issuable upon conversion of Securities for offering and sale under the applicable securities laws of such states and other jurisdictions as the Initial Purchaser may reasonably designate and to maintain such qualifications in effect for a period of not less than one year from the date hereof; provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject.
     (e) Rating of Securities. The Company shall take all reasonable action necessary to enable Standard & Poor’s Ratings Services, a division of McGraw Hill, Inc. (“S&P”), and Moody’s Investors Service Inc. (“Moody’s”) to provide their respective credit ratings of the Securities.
     (f) DTC. The Company will cooperate with the Initial Purchaser and use its best efforts to permit the offered Securities to be eligible for clearance and settlement through the facilities of DTC.
     (g) Use of Proceeds. The Company will use the net proceeds received by it from the sale of the Securities in the manner specified in the Offering Memorandum under “Use of Proceeds”.
     (h) Restriction on Sale of Securities. During a period of 60 days from the date of the Offering Memorandum, the Company will not, without the prior written consent of Merrill Lynch, directly or indirectly, issue, sell, offer or contract to sell, grant any option for the sale of, or otherwise transfer or dispose of, any debt securities of the Company.
     (i) PORTAL Designation. The Company will use its best efforts to permit the Securities to be designated as PORTAL securities in accordance with the rules and regulations adopted by the Financial Industry Regulatory Authority relating to trading in the PORTAL Market.
     (j) Restriction on Sale of Common Stock. During a period of 60 days from the date of the Offering Memorandum, the Company will not, without the prior written consent of the Initial Purchaser, (i) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any share of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or file any registration statement under the 1933 Act with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Common Stock, whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to the Securities to be sold hereunder, or to the following:
     (i) any transaction involving, including any repurchase, redemption or conversion of, the Notes or the Company’s 0.875% Senior Convertible Notes due 2013;
     (ii) any transaction involving any repurchase, redemption or conversion of the Preferred Stock;
     (iii) the exercise by executive officers and directors of the Company of outstanding options, warrants or other rights to purchase Common Stock, up to in the aggregate 500,000 shares of Common Stock, and the sale by such persons of the shares of such Common Stock;
     (iv) the issuance by the Company to its employees or directors of options, warrants or other rights to purchase Common Stock or other equity awards in shares of Common Stock under any of the Company’s equity incentive or compensation plans;

     (v) transactions in Common Stock by executive officers and directors of the Company effected under any of the Company’s retirement, savings, deferred compensation or excess benefit plans;
     (vi) the acquisition of Common Stock by directors of the Company, either through (A) the deferral of retainer fees paid or payable to such directors pursuant to the Company’s stated director compensation policies and procedures, or (B) payments to such directors in shares of Common Stock from any of the Company’s deferred compensation plans, which payments arose from previously deferred director retainer fees;
     (vii) the purchase by the Company of call options, and the sale by the Company of warrants, each in connection with convertible note hedge transactions that were entered into in connection with the sale of the Company’s 0.875% Senior Convertible Notes due 2013, and any transactions in the Company’s securities contemplated by such call options or warrants;
     (viii) the vesting of shares of Common Stock pursuant to awards of restricted stock that were outstanding on the date of this Agreement, including the sale of Common Stock subject to such awards by the recipient of the restricted stock award solely to make estimated income tax payments with respect thereto; and
     (ix) any registration statement filed with the SEC (A) on Form S-8 with respect to securities to be issued pursuant to any employee benefit plan (as defined in Rule 405 under the 1933 Act) and (B) on Form S-4 with respect to any business combination or other acquisition of another business.
     (k) Reporting Requirements. Until the offering of the Securities is complete, the Company will file all documents required to be filed with the Commission pursuant to the 1934 Act within the time periods required by the 1934 Act and the 1934 Act Regulations.
     (l) Reservation of Shares of Common Stock. The Company shall reserve and keep available at all times, free of preemptive rights, shares of Common Stock for the purpose of enabling the Company to satisfy any obligations to issue shares of Common Stock upon conversion of the Securities.
     SECTION 4. Payment of Expenses.
     (a) Expenses. The Company will pay all expenses incident to the performance of its obligations under this Agreement, including (i) the preparation, printing and any filing of the Disclosure Package or any Offering Memorandum (including financial statements and any schedules or exhibits and any document incorporated therein by reference) and of each amendment or supplement thereto or of any Supplemental Offering Material, (ii) the preparation, printing and delivery to the Initial Purchaser of this Agreement, the Indenture and such other documents as may be required in connection with the offering, purchase, sale, issuance or delivery of the Securities or the issuance or delivery of the Common Stock issuable upon conversion thereof, (iii) the preparation, issuance and delivery of the certificates for the Securities to the Initial Purchaser and the certificates for the Common Stock issuable upon conversion thereof, (iv) the fees and disbursements of the Company’s counsel, accountants and other advisors, (v) the qualification of the Securities and the Common Stock under securities laws in accordance with the provisions of Section 3(d) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Initial Purchaser in connection therewith and in connection with the preparation of the Blue Sky Survey and any supplement thereto, (vi) the printing and delivery to the Initial Purchaser of copies of the Disclosure Package and Final Offering Memorandum and any amendments or supplements thereto and any costs associated with electronic delivery of any of the foregoing by the Initial Purchaser to investors, (vii) the preparation, printing and delivery to the Initial Purchaser of copies of the Blue Sky Survey and any supplement thereto, (viii) the fees and expenses of the Trustee, including the fees and disbursements of counsel for the Trustee in connection with the Indenture and the Securities, (ix) the costs and expenses of the Company relating to investor presentations on any “road show” undertaken in connection with the marketing of the Securities including, without limitation, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations, travel and lodging expenses of the representatives and officers of the Company and any such consultants, and the cost of aircraft and other transportation chartered in connection with the road show, (x) any fees payable in connection with the rating of the Securities, (xi) the fees and expenses incurred in connection with the listing of the Common Stock issuable upon conversion of the Securities on the New York Stock Exchange, (xii) the fees and expenses of any transfer agent or registrar for the Common Stock, and (xiii) any fees and expenses payable in connection with the initial and continued designation of the Securities as PORTAL securities under the PORTAL Market Rules pursuant to NASD Rule 5322.
     (b) Termination of Agreement. If this Agreement is terminated by the Initial Purchaser in accordance with the provisions of Section 5 or Section 10(a)(i) hereof, the Company shall reimburse the Initial Purchaser for all of their out-of-pocket expenses, including the reasonable fees and disbursements of counsel for the Initial Purchaser.
     SECTION 5. Conditions of Initial Purchaser’s Obligations. The obligations of the Initial Purchaser hereunder are subject to the accuracy of the representations and warranties of the Company and the Guarantors contained in Section 1 hereof or in certificates of any officer of the Company and the Guarantors or any subsidiary of the Company delivered pursuant to the provisions hereof, to the performance by the Company and the Guarantors of their covenants and other obligations hereunder, and to the following further conditions:
     (a) Opinion of Counsel for Company. At the Closing Time, the Initial Purchaser shall have received the favorable opinions, dated as of the Closing Time, of (i) Robert J. Siverd, Executive Vice President and General Counsel of the Company, (ii) Blank Rome LLP, special counsel for the Company, and (iii) Fennemore Craig, P.C., special Arizona counsel for the Company and a Guarantor, in form and substance satisfactory to counsel for the Initial Purchaser to the effect set forth in Exhibits A-1, A-2 and A-3, respectively, hereto and to such further effect as counsel to the Initial Purchaser may reasonably request. Such counsel may also state that, insofar as such opinion involves factual matters, they have relied, to the extent they deem proper, upon certificates of officers of the Company and its subsidiaries and certificates of public officials.
     (b) Opinion of Counsel for Initial Purchaser. At the Closing Time, the Initial Purchaser shall have received the favorable opinion, dated as of the Closing Time, of Shearman & Sterling LLP, counsel for the Initial Purchaser, in form and substance reasonably satisfactory to the Initial Purchaser. In giving such opinion such counsel may rely, as to all matters governed by the laws of jurisdictions other than the law of the State of New York and the federal law of the United States and the General Corporation Law of the State of Delaware, upon the opinions of counsel satisfactory to the Initial Purchaser. Such counsel may also state that, insofar as such opinion involves factual matters, they have relied, to the extent they deem proper, upon certificates of officers of the Company and its subsidiaries and certificates of public officials.
     (c) Officers’ Certificate. At the Closing Time, there shall not have been, since the date hereof or since the respective dates as of which information is given in the Final Offering Memorandum (exclusive of any amendments or supplements thereto subsequent to the date of this Agreement), any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, and the Initial Purchaser shall have received a certificate of the President or a Vice President of the Company and a President or Vice President of each of the Guarantors and of the chief financial or chief accounting officer of the Company and the chief financial officer, the chief accounting officer or the treasurer of each of the Guarantors, dated as of the Closing Time, to the effect that (i) there has been no such material adverse change, (ii) the representations and warranties in Section 1(a) hereof are true and correct with the same force and effect as though expressly made at and as of the Closing Time, and (iii) the Company and the Guarantors have complied with all agreements and satisfied all conditions on their part to be performed or satisfied at or prior to the Closing Time.
     (d) Accountants’ Comfort Letter. At the time of the execution of this Agreement, the Initial Purchaser shall have received from each of Deloitte & Touche LLP, PricewaterhouseCoopers LLP and Ernst & Young LLP a letter dated such date, in form and substance satisfactory to the Initial Purchaser, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to the Initial Purchaser with respect to the financial statements and certain financial information contained in the Offering Memorandum.
     (e) Bring-down Comfort Letter. At the Closing Time, the Initial Purchaser shall have received from each of Deloitte & Touche LLP, PricewaterhouseCoopers LLP and Ernst & Young LLP a letter, dated as of the Closing Time, to the effect that they reaffirm the statements made in the letter furnished pursuant to subsection (d) of this Section, except that the specified date referred to shall be a date not more than three business days prior to the Closing Time.
     (f) Maintenance of Rating. The Company shall have delivered to the Initial Purchaser a letter dated as of the Closing Time, from each “nationally recognized statistical rating agency”, as that term is defined by the Commission for purposes of Rule 436(g)(2) under the 1933 Act, or other evidence satisfactory to the Initial Purchaser, confirming that the Securities have such ratings as was first issued by such rating agencies; and since the date of this Agreement, there shall not have occurred a downgrading in the rating assigned to the Securities or any of the Company’s other securities by any nationally recognized statistical rating agency, and no such organization shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of the Securities or any of the Company’s other securities.
     (g) PORTAL. At the Closing Time, the Securities shall have been designated for trading on PORTAL.
     (h) Approval of Listing. At the Closing Time, the Common Stock issuable on conversion of the Securities shall have been approved for listing on the New York Stock Exchange, subject only to official notice of issuance.
     (i) Lock-up Agreements. At the date of this Agreement, the Initial Purchaser shall have received an agreement substantially in the form of Exhibit B hereto signed by the persons listed on Schedule D hereto.
     (j) Conditions to Purchase of Option Securities. In the event that the Initial Purchaser exercises its option provided in Section 2(b) hereof to purchase all or any portion of the Option Securities, the representations and warranties of the Company contained herein and the statements in any certificates furnished by the Company or any subsidiary of the Company hereunder shall be true and correct as of each Date of Delivery and, at the relevant Date of Delivery, the Initial Purchaser shall have received:

     (i) Officers’ Certificate. A certificate, dated such Date of Delivery, of the President or a Vice President of the Company and each Guarantor and of the chief financial or chief accounting officer of the Company and each Guarantor confirming that the certificate delivered at the Closing Time pursuant to Section 5(c) hereof remains true and correct as of such Date of Delivery.
     (ii) Opinion of Counsel for Company. The favorable opinions, dated as of the Date of Delivery, of (i) Robert J. Siverd, Executive Vice President and General Counsel of the Company, (ii) Blank Rome LLP, special counsel for the Company, and (iii) Fennemore Craig, P.C., special Arizona counsel for the Company and a Guarantor, in form and substance satisfactory to counsel for the Initial Purchaser, dated such Date of Delivery, relating to the Option Securities to be purchased on such Date of Delivery and otherwise to the same effect as the opinion required by Section 5(a) hereof.
     (iii) Opinion of Counsel for the Initial Purchaser. The favorable opinion of Shearman & Sterling LLP, counsel for the Initial Purchaser, dated such Date of Delivery, relating to the Option Securities to be purchased on such Date of Delivery and otherwise to the same effect as the opinion required by Section 5(b) hereof.
     (iv) Bring-down Comfort Letter. A letter from each of Deloitte & Touche LLP, PriceWaterhouseCoopers LLP and Ernst & Young LLP, in form and substance satisfactory to the Initial Purchaser and dated such Date of Delivery, substantially in the same form and substance as the letter furnished to the Initial Purchaser pursuant to Section 5(e) hereof, except that the “specified date” in the letter furnished pursuant to this paragraph shall be a date not more than five days prior to such Date of Delivery.
     (v) No Downgrading. Subsequent to the date of this Agreement, no downgrading shall have occurred in the rating accorded the Securities or of any of the Company’s other securities by any nationally recognized statistical rating organization, and no such organization shall have publicly announced that it has under surveillance or review its ratings of any of the Company’s securities.
     (k) Additional Documents. At the Closing Time, counsel for the Initial Purchaser shall have been furnished with such documents and opinions as they may require and have requested of the Company or the Initial Purchaser for the purpose of enabling them to pass upon the issuance and sale of the Securities as herein contemplated, or in order to evidence the accuracy of any of the representations or warranties, or the fulfillment of any of the conditions, herein contained; and all proceedings taken by the Company in connection with the issuance and sale of the Securities as herein contemplated shall be satisfactory in form and substance to the Initial Purchaser and counsel for the Initial Purchaser.
     (l) Termination of Agreement. If any condition specified in this Section shall not have been fulfilled when and as required to be fulfilled, this Agreement may be terminated by the Initial Purchaser by notice to the Company at any time at or prior to the Closing Time or such Date of Delivery, as the case may be, and such termination shall be without liability of any party to any other party except as provided in Section 4 and except that Sections 1, 7, 8 and 9 shall survive any such termination and remain in full force and effect.

     SECTION 6. Subsequent Offers and Resales of the Securities.
     (a) Offer and Sale Procedures. The Initial Purchaser and the Company hereby establish and agree to observe the following procedures in connection with the offer and sale of the Securities:
     (i) Offers and Sales. Offers and sales of the Securities shall be made to such persons and in such manner as is contemplated by the Offering Memorandum. The Initial Purchaser agrees that it will not offer, sell or deliver any of the Securities in any jurisdiction outside the United States except under circumstances that will result in compliance with the applicable laws thereof, and that it will take at its own expense whatever action is required to permit its purchase and resale of the Securities in such jurisdictions.
     (ii) No General Solicitation. No general solicitation or general advertising (within the meaning of Rule 502(c) under the 1933 Act) will be used in the United States in connection with the offering or sale of the Securities.
     (iii) Purchases by Non-Bank Fiduciaries. In the case of a non-bank Subsequent Purchaser of a Security acting as a fiduciary for one or more third parties, each third party shall, in the judgment of the Initial Purchaser, be an Institutional Accredited Investor or a “qualified institutional buyer” within the meaning of Rule 144A under the 1933 Act (a “Qualified Institutional Buyer”).
     (iv) Subsequent Purchaser Notification. The Initial Purchaser will take reasonable steps to inform, and cause each of its U.S. Affiliates to take reasonable steps to inform, persons acquiring Securities from the Initial Purchaser or affiliate, as the case may be, in the United States that the Securities shall bear the restrictive legend set forth in the Offering Memorandum in the section entitled “Transfer Restrictions” and (A) have not been and will not be registered under the 1933 Act, (B) are being sold to them without registration under the 1933 Act in reliance on Rule 144A or in accordance with another exemption from registration under the 1933 Act, as the case may be, and (C) may not be offered, sold or otherwise transferred except (1) to the Company, (2) inside the United States in accordance with Rule 144A to a person whom the seller reasonably believes is a Qualified Institutional Buyer that is purchasing such Securities for its own account or for the account of a Qualified Institutional Buyer to whom notice is given that the offer, sale or transfer is being made in reliance on Rule 144A, and (3) pursuant to another available exemption from registration under the 1933 Act.
     (v) Minimum Principal Amount. No sale of the Securities to any one Subsequent Purchaser will be for less than U.S. $1,000 principal amount and no Security will be issued in a smaller principal amount. If the Subsequent Purchaser is a non-bank fiduciary acting on behalf of others, each person for whom it is acting must purchase at least U.S. $1,000 principal amount of the Securities.
     (vi) Transfer Restriction. The transfer restrictions and the other provisions set forth in the Offering Memorandum under the caption “Transfer Restrictions,” including the legend required thereby, shall apply to the Securities. Following the sale of the Securities by the Initial Purchaser to each Subsequent Purchaser pursuant to and in compliance with the terms hereof, the Initial Purchaser shall not be liable or responsible to the Company for any losses, damages or liabilities suffered or incurred by the Company, including any losses, damages or liabilities under the 1933 Act, arising from or relating to any subsequent resale or transfer of any Security.

     (b) Covenants of the Company. The Company covenants with the Initial Purchaser as follows:
     (i) Integration. The Company agrees that it will not and will cause its Affiliates not to, directly or indirectly, solicit any offer to buy, sell or make any offer or sale of, or otherwise negotiate in respect of, securities of the Company of any class if, as a result of the doctrine of “integration” referred to in Rule 502 under the 1933 Act, such offer or sale would render invalid (for the purpose of (i) the sale of the offered Securities by the Company to the Initial Purchaser, (ii) the resale of the offered Securities by the Initial Purchaser to Subsequent Purchaser or (iii) the resale of the offered Securities by such Subsequent Purchasers to others) the exemption from the registration requirements of the 1933 Act provided by Section 4(2) thereof or by Rule 144A thereunder or otherwise.
     (ii) Rule 144A Information. The Company agrees that, in order to render the offered Securities eligible for resale pursuant to Rule 144A under the 1933 Act, while any of the offered Securities remain outstanding, it will make available, upon request, to any holder of offered Securities or prospective purchasers of Securities the information specified in Rule 144A(d)(4), unless the Company furnishes information to the Commission pursuant to Section 13 or 15(d) of the 1934 Act.
     (iii) Restriction on Repurchases. Until the expiration of two years after the original issuance of the offered Securities, the Company will not, and will cause its Affiliates not to, resell any offered Securities which are “restricted securities” (as such term is defined under Rule 144(a)(3) under the 1933 Act), whether as beneficial owner or otherwise (except as agent acting as a securities broker on behalf of and for the account of customers in the ordinary course of business in unsolicited broker’s transactions).
     (c) Qualified Institutional Buyer. The Initial Purchaser severally and not jointly represents and warrants to, and agrees with, the Company that it is a Qualified Institutional Buyer and an “accredited investor” within the meaning of Rule 501(a) under the 1933 Act (an “Accredited Investor”).
     SECTION 7. Indemnification.
     (a) Indemnification of the Initial Purchaser. The Company and the Guarantors, jointly and severally, agree to indemnify and hold harmless the Initial Purchaser, its affiliates, as such term is defined in Rule 501(b) under the 1933 Act (each, an “Affiliate”), its selling agents and each person, if any, who controls the Initial Purchaser within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act as follows:
     (i) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact contained in any preliminary offering memorandum, the Disclosure Package, the Final Offering Memorandum (or any amendment or supplement thereto) or any Supplemental Offering Materials, or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;
     (ii) against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that (subject to Section 7(d) below) any such settlement is effected with the written consent of the Company; and
     (iii) against any and all expense whatsoever, as incurred (including the fees and disbursements of counsel chosen by the Initial Purchaser), reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under (i) or (ii) above;
     provided, however, that this indemnity agreement shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by the Initial Purchaser expressly for use in any preliminary offering memorandum, the Disclosure Package, the Final Offering Memorandum (or any amendment or supplement thereto) or in any Supplemental Offering Materials.
     (b) Indemnification of Company. The Initial Purchaser agrees to indemnify and hold harmless the Company, each Guarantor and each person, if any, who controls the Company or any Guarantor within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act against any and all loss, liability, claim, damage and expense described in the indemnity contained in subsection (a) of this Section, as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in any preliminary offering memorandum, the Disclosure Package, the Final Offering Memorandum or any Supplemental Offering Materials in reliance upon and in conformity with written information furnished to the Company by the Initial Purchaser expressly for use therein.
     (c) Actions against Parties; Notification. Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. In the case of parties indemnified pursuant to Section 7(a) above, counsel to the indemnified parties shall be selected by the Initial Purchaser, and, in the case of parties indemnified pursuant to Section 7(b) above, counsel to the indemnified parties shall be selected by the Company. An indemnifying party may participate at its own expense in the defense of any such action; provided, however, that counsel to the indemnifying party shall not (except with the consent of the indemnified party) also be counsel to the indemnified party. In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section or Section 8 hereof (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.
     (d) Settlement without Consent if Failure to Reimburse. If at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by Section 7(a)(ii) effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement.
     SECTION 8. Contribution. If the indemnification provided for in Section 7 hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Guarantors on the one hand and the Initial Purchaser on the other hand from the offering of the Securities pursuant to this Agreement or (ii) if the allocation provided by clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and the Guarantors on the one hand and of the Initial Purchaser on the other hand in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.
     The relative benefits received by the Company and the Guarantors on the one hand and the Initial Purchaser on the other hand in connection with the offering of the Securities pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Securities pursuant to this Agreement (before deducting expenses) received by the Company and the Guarantors and the total underwriting discount received by the Initial Purchaser, bear to the aggregate initial offering price of the Securities.
     The relative fault of the Company and the Guarantors on the one hand and the Initial Purchaser on the other hand shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or by the Initial Purchaser and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.
     The Company and the Initial Purchaser agree that it would not be just and equitable if contribution pursuant to this Section were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.
     Notwithstanding the provisions of this Section, the Initial Purchaser shall not be required to contribute any amount in excess of the amount by which the total price at which the Securities purchased and sold by it hereunder exceeds the amount of any damages which such Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.

     No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.
     For purposes of this Section, each person, if any, who controls the Initial Purchaser within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act and the Initial Purchaser’s Affiliates and selling agents shall have the same rights to contribution as such Initial Purchaser, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Company.
     SECTION 9. Representations, Warranties and Agreements to Survive. All representations, warranties and agreements contained in this Agreement or in certificates of officers of the Company or any of its subsidiaries, or the Guarantors submitted pursuant hereto shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of the Initial Purchaser or its Affiliates or selling agents, any person controlling the Initial Purchaser, its officers or directors or any person controlling the Company or the Guarantors and (ii) delivery of and payment for the Securities.
     SECTION 10. Termination of Agreement.
     (a) Termination; General. The Initial Purchaser may terminate this Agreement, by notice to the Company, at any time at or prior to the Closing Time (i) if there has been, since the time of execution of this Agreement or since the respective dates as of which information is given in the Preliminary Offering Memorandum, the Disclosure Package or the Final Offering Memorandum (exclusive of any amendments or supplements thereto subsequent to the date of this Agreement), any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business, or (ii) if there has occurred any material adverse change in the financial markets in the United States or the international financial markets, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of the Initial Purchaser, impracticable or inadvisable to market the Securities or to enforce contracts for the sale of the Securities, or (iii) if trading in any securities of the Company or the Guarantors has been suspended or materially limited by the Commission or the New York Stock Exchange, or if trading generally on the New York Stock Exchange or in the NASDAQ Global Market has been suspended or materially limited, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices have been required, by any of said exchanges or by such system or by order of the Commission, the National Association of Securities Dealers, Inc. or any other governmental authority, or a material disruption has occurred in commercial banking or securities settlement or (iv) a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States or (v) if a banking moratorium has been declared by either Federal or New York authorities.
     (b) Liabilities. If this Agreement is terminated pursuant to this Section, such termination shall be without liability of any party to any other party except as provided in Section 4 hereof, and provided further that Sections 1, 7, 8 and 9 shall survive such termination and remain in full force and effect.
     SECTION 11. Tax Disclosure. Notwithstanding any other provision of this Agreement, immediately upon commencement of discussions with respect to the transactions contemplated hereby, the Company (and each employee, representative or other agent of the Company) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses)

that are provided to the Company relating to such tax treatment and tax structure. For purposes of the foregoing, the term “tax treatment” is the purported or claimed federal income tax treatment of the transactions contemplated hereby, and the term “tax structure” includes any fact that may be relevant to understanding the purported or claimed federal income tax treatment of the transactions contemplated hereby.
     SECTION 12. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to the Initial Purchaser shall be directed to Merrill Lynch, Pierce, Fenner & Smith Incorporated at 4 World Financial Center, North Tower, Floor 28, New York, New York 10080, attention of Geoff Blythe, notices to the Company shall be directed to it at General Cable Corporation, 4 Tesseneer Drive, Highland Heights, KY 41076, attention of Chief Financial Officer.
     SECTION 13. No Advisory or Fiduciary Relationship. The Company and each Guarantor acknowledge and agree that (a) the purchase and sale of the Securities pursuant to this Agreement, including the determination of the offering price of the Securities and any related discounts and commissions, is an arm’s-length commercial transaction between the Company and the Guarantors, on the one hand, and the Initial Purchaser, on the other hand, (b) in connection with the offering contemplated hereby and the process leading to such transaction the Initial Purchaser is and has been acting solely as a principal and is not the agent or fiduciary of the Company or the Guarantors or their respective stockholders, creditors, employees or any other party, (c) the Initial Purchaser has not assumed or will assume an advisory or fiduciary responsibility in favor of the Company or any Guarantor with respect to the offering contemplated hereby or the process leading thereto (irrespective of whether the Initial Purchaser has advised or is currently advising the Company or any Guarantor on other matters) and the Initial Purchaser does not have any obligation to the Company or any Guarantor with respect to the offering contemplated hereby except the obligations expressly set forth in this Agreement, (d) the Initial Purchaser and its respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company and the Guarantors, and (e) the Initial Purchaser has not provided any legal, accounting, regulatory or tax advice with respect to the offering contemplated hereby and the Company and the Guarantors have consulted their own legal, accounting, regulatory and tax advisors to the extent it deemed appropriate.
     SECTION 14. Integration. This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Company and the Initial Purchaser, or any of them, with respect to the subject matter hereof.
     SECTION 15. Parties. This Agreement shall inure to the benefit of and be binding upon the Initial Purchaser, the Company, and the Guarantors and their respective successors. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the Initial Purchaser, the Company, and the Guarantors and their respective successors and the controlling persons and officers and directors referred to in Sections 7 and 8 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the Initial Purchaser and the Company and their respective successors, and said controlling persons and officers and directors and their heirs and legal representatives, and for the benefit of no other person, firm or corporation. No purchaser of Securities from the Initial Purchaser shall be deemed to be a successor by reason merely of such purchase.
     SECTION 16. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

     SECTION 17. TIME. TIME SHALL BE OF THE ESSENCE OF THIS AGREEMENT. EXCEPT AS OTHERWISE SET FORTH HEREIN, SPECIFIED TIMES OF DAY REFER TO NEW YORK CITY TIME.
     SECTION 18. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.
     SECTION 19. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

     If the foregoing is in accordance with your understanding of our agreement, please sign and return to the Company a counterpart hereof, whereupon this instrument, along with all counterparts, will become a binding agreement between the Initial Purchaser, the Company, and the Guarantors in accordance with its terms.

Very truly yours, GENERAL CABLE CORPORATION
By	/s/ Robert J. Siverd
	Name:	Robert J. Siverd
	Title:	Executive Vice President, General Counsel and Secretary

GENCA CORPORATION
GENERAL CABLE INDUSTRIES, INC.
GENERAL CABLE INDUSTRIES LLC
GENERAL CABLE MANAGEMENT LLC
GENERAL CABLE OVERSEAS HOLDINGS, INC.
GENERAL CABLE TECHNOLOGIES CORPORATION
GENERAL CABLE TEXAS OPERATIONS L.P.
GK TECHNOLOGIES, INCORPORATED
DIVERSIFIED CONTRACTORS, INC.
MARATHON MANUFACTURING HOLDINGS, INC.
MARATHON STEEL COMPANY
MLTC COMPANY

By	/s/ Robert J. Siverd
	Name:	Robert J. Siverd
	Title:	Executive Vice President, General Counsel and Secretary

CONFIRMED AND ACCEPTED,
  as of the date first above written:

MERRILL LYNCH, PIERCE, FENNER & SMITH
      INCORPORATED

By:	/s/ Geoffrey T. Blythe

Authorized Signatory

SCHEDULE A
Pricing Supplement

Sch A-1

Term sheet/pricing supplement
To preliminary offering memorandum dated September 25, 2007
This term sheet/pricing supplement relates only to the securities described below and should be read together with the preliminary offering memorandum dated September 25, 2007 (including the documents incorporated by reference in the preliminary offering memorandum) relating to these securities.
~ $415,000,000 1.00% Senior Convertible Notes Due 2012 ~
General Cable Corporation
Gross Proceeds: $415,000,000
Overallotment Option: $60,000,000
Issuer: General Cable Corporation
Ticker/Exchange: BGC/NYSE
Net Proceeds: Approximately $403.0 million after deducting the initial purchaser’s discounts, commissions and estimated offering expenses of $12.0 million (or approximately $461.6 million if the initial purchaser exercises its overallotment option to purchase additional notes in full).
1.00% Senior Convertible Notes Due 2012 Pricing Terms:
Issue Price Per Note: $1,000
Principal Amount per Note: $1,000
Maturity: October 15, 2012
Issuer Redemption: None
Interest Rate: 1.00% per annum
Conversion Premium: 27.5%
Last Sale (9/26/2007): $65.83
Initial Conversion Price: $83.93
Conversion Rate: 11.9142 *
Conversion Rate Cap: As set forth under the caption “Conversion Rate — Conversion Procedures” of the preliminary offering memorandum, a cap (the beneficial conversion cap) equal to 15.1906 shares per $1,000 principal amount of notes for adjustments to the conversion rate, subject to the adjustments identified in the preliminary offering memorandum.
* Subject to anti-dilution adjustments.

Contingent Conversion Trigger: initially $109.11 (130% of the initial conversion price per share of common stock).
Conversion Rights: A holder may convert its notes only under the circumstances described in the preliminary offering memorandum under “Description of Notes — Conversion Rights,” including at any time on and after 9/15/12 through the close of business on the business day preceding the maturity date.
Interest Payment Dates: 4/15 & 10/15 beginning 4/15/08.
Registration: 144A with registration rights
Make Whole Premium Upon Certain Fundamental Changes: In the event of certain fundamental changes, a holder may elect to convert its notes in connection with such fundamental change, and General Cable will pay a make whole premium by increasing the conversion rate applicable to such notes. If the stock price on the effective date of such fundamental change transaction is less than $65.83 per share or greater than $210.00 per share, no adjustment to the conversion rate will be made.

Make Whole Premium (Increase in Applicable Conversion Rate)

	Effective Date
Stock Price on	October 2,	October 15,	October 15,	October 15,	October 15,	October 15,
Effective Date	2007*	2008	2009	2010	2011	2012

$65.83	3.2764	3.2764	3.2764	3.2764	3.2764	3.2764
$70.00	2.8850	2.9371	2.9552	2.8939	2.6732	2.3715
$80.00	2.1654	2.1611	2.1124	1.9714	1.6417	0.5858
$90.00	1.6641	1.6272	1.5435	1.3685	1.0114	0.0000
$110.00	1.0376	0.9749	0.8709	0.6942	0.3957	0.0000
$130.00	0.6840	0.6182	0.5231	0.3756	0.1669	0.0000
$150.00	0.4692	0.4098	0.3292	0.2153	0.0776	0.0000
$170.00	0.3318	0.2807	0.2158	0.1294	0.0428	0.0000
$190.00	0.2401	0.1971	0.1453	0.0803	0.0270	0.0000
$210.00	0.1767	0.1406	0.0995	0.0512	0.0184	0.0000

*	The original issue date of the notes.

CAPITALIZATION

The following table sets forth our capitalization, including cash and cash equivalents, as of June 29, 2007 on:
•	an actual basis; and

•	on an as adjusted basis to reflect the sale of $415.0 million in aggregate principal amount of the notes, the consummation of the acquisition of Phelps Dodge International (“PDIC”), the replacement of our existing senior secured credit facility with the new senior secured credit facility and the use of proceeds of the sale of the notes as described in “Use of Proceeds,” after deducting $12.0 million for the estimated placement agent fees and our estimated offering expenses, but assuming no exercise of the overallotment option.

This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements, including all related notes, incorporated by reference in this offering memorandum. See “Incorporation of Certain Documents by Reference.”

	As of June 29, 2007
	Actual	As Adjusted
	(Unaudited, in millions)

Cash and cash equivalents(1)	$382.4	$287.0

Debt:
Senior secured credit facility(2)	$—	$160.0
Spanish term loan	31.9	31.9
Senior 9.5% notes due 2010	4.8	4.8
Senior 0.875% convertible notes due 2013	355.0	355.0
Senior floating rate notes due 2015	125.0	125.0
Senior 7.125% fixed rate notes due 2017	200.0	200.0
Senior convertible notes due 2012 offered hereby	—	415.0
Other debt(3)	93.1	163.5

Total debt	$809.8	$1,455.2

Shareholders’ equity:
Preferred stock, $0.01 par value; 25,000,000 shares authorized:
Series A redeemable convertible preferred stock; 2,070,000 shares authorized; 101,949 shares issued and outstanding	$5.1	$5.1
Common stock, $0.01 par value; 200,000,000 shares authorized; issued and outstanding shares: 52,336,036 actual and as adjusted (net of 5,098,598 treasury shares actual and as adjusted)(4)	0.6	0.6
Additional paid-in capital	263.0	263.0
Treasury stock	(59.2)	(59.2)
Retained earnings	320.7	320.7
Accumulated other comprehensive income	21.7	21.7

Total shareholders’ equity	$551.9	$551.9

Total capitalization	$1,361.7	$2,007.1

(1)	Includes payments of $12.0 million for estimated placement agent fees and our estimated offering expenses, $3.0 million for fees and expenses in connection with the amendment of our existing senior secured credit facility, and $8.5 million for acquisition-related expenses that would be paid at closing of the acquisition.

(2)	Excludes $31.4 million of letters of credit outstanding under our existing senior secured credit facility. As of June 29, 2007, we have the ability to borrow up to $249.2 million under our existing senior secured credit facility. Assuming the completion of the acquisition, we would have had approximately $208.6 million of borrowing capacity available under our new senior secured credit facility.

(3)	The “Actual” column includes $38.2 million of indebtedness assumed in connection with the acquisition of ECN Cable, $3.8 million in capital lease obligations and $51.1 million in other indebtedness. The “As Adjusted” column also includes $70.4 million of indebtedness to be assumed in the acquisition of PDIC.

(4)	Excludes (i) an aggregate of 815,000 shares of common stock issuable upon the exercise of outstanding stock options; (ii) approximately 510,000 shares of common stock issuable upon the conversion of our outstanding Series A preferred stock; (iii) an estimated 2,611,000 shares of common stock issuable upon the conversion of our 0.875% convertible notes; and (iv) shares of common stock issuable upon conversion of the notes being offered hereby.

     As of June 29, 2007, after giving effect to this offering and the use of proceeds of this offering as described in “Use of Proceeds” including the completion of the acquisition, we would have had on a pro forma basis $216.9 million of secured debt and $1,238.3 million of unsecured debt outstanding.
The following table sets forth our capitalization, including cash and cash equivalents, as of June 29, 2007 on:
•	an actual basis; and

•	on an as adjusted basis to reflect the sale of $415.0 million in aggregate principal amount of the notes and the use of proceeds of the sale of the notes as described in “Use of Proceeds,” assuming the acquisition does not occur, after deducting $12.0 million for the estimated placement agent fees and our estimated offering expenses, but assuming no exercise of the overallotment option.

This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements, including all related notes, incorporated by reference in this offering memorandum. See “Incorporation of Certain Documents by Reference.”

	As of June 29, 2007
	Actual	As Adjusted
	(Unaudited, in millions)

Cash and cash equivalents(1)	$382.4	$781.9

Debt:
Senior secured credit facility(2)	$—	$—
Spanish term loan	31.9	31.9
Senior 9.5% notes due 2010	4.8	4.8
Senior 0.875% convertible notes due 2013	355.0	355.0
Senior floating rate notes due 2015	125.0	125.0
Senior 7.125% fixed rate notes due 2017	200.0	200.0
Senior convertible notes due 2012 offered hereby	—	415.0
Other debt(3)	93.1	93.1

Total debt	$809.8	$1,224.8

Shareholders’ equity:
Preferred stock, $0.01 par value; 25,000,000 shares authorized:
Series A redeemable convertible preferred stock; 2,070,000 shares authorized; 101,949 shares issued and outstanding	$5.1	$5.1
Common stock, $0.01 par value; 200,000,000 shares authorized; issued and outstanding shares: 52,336,036 actual and as adjusted (net of 5,098,598 treasury shares actual and as adjusted)(4)	0.6	0.6
Additional paid-in capital	263.0	263.0
Treasury stock	(59.2)	(59.2)
Retained earnings	320.7	317.2
Accumulated other comprehensive income	21.7	21.7

Total shareholders’ equity	$551.9	$548.4

Total capitalization	$1,361.7	$1,773.2

(1)	Includes payments of $12.0 million for estimated placement agent fees and our estimated offering expenses and $3.5 million for acquisition-related expenses.

(2)	Excludes $31.4 million of letters of credit outstanding under our existing senior secured credit facility. As of June 29, 2007, we have the ability to borrow up to $249.2 million under this senior secured credit facility.

(3)	Includes $38.2 million of indebtedness assumed in connection with the acquisition of ECN Cable, $3.8 million in capital lease obligations and $51.1 million in other indebtedness.

(4)	Excludes (i) an aggregate of 815,000 shares of common stock issuable upon the exercise of outstanding stock options; (ii) approximately 510,000 shares of common stock issuable upon the conversion of our outstanding Series A preferred stock; (iii) an estimated 2,611,000 shares of common stock issuable upon the conversion of our 0.875% convertible notes; and (iv) shares of common stock issuable upon conversion of the notes being offered hereby.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS
     The following table sets forth our consolidated ratio of earnings to combined fixed charges and preferred stock dividends for each of the periods indicated.

Six Fiscal Months
Ended
June 29, 2007
	Actual	Pro Forma(1)
Ratio of Earnings to Combined Fixed Charges and Preferred Dividends	8.4x	6.1x

(1)	Assumes that we sell $415.0 million of notes offered hereby and draw at least $160.0 million down from the new senior secured credit facility to fund a portion of the acquisition purchase price, but does not assume any exercise of the initial purchaser’s option and does not give effect to PDIC’s earnings. The addition of PDIC’s earnings would have the effect of increasing this ratio. However, assuming that we do not complete the acquisition of PDIC, the pro forma ratio of earnings to combined fixed charges and preferred dividends for the six fiscal months ended June 29, 2007 would be 7.4x.
Trade Date: 9/26/07
Settlement Date: 10/2/07
CUSIP: 369300 AJ7
Sole Manager: Merrill Lynch & Co.
You should rely only on the information contained or incorporated by reference in the preliminary offering memorandum dated September 25, 2007, as supplemented by this term sheet/pricing supplement in making an investment decision with respect to these securities.
This communication is intended for the sole use of the person to whom it is provided by us. This offering is being conducted in the U.S. pursuant to Rule 144A of the Securities Act 1933, as amended, and may therefore only be offered to QIBs.
A confidential offering memorandum may be obtained from your Merrill Lynch sales representative, from Merrill Lynch, Pierce, Fenner & Smith Incorporated, 4 World Financial Center, FL 05, New York, NY 10080.
This announcement and any offer if made subsequently is directed only at persons in member states of the European Economic Area who are “qualified investors” within the meaning of Article 2(1)(e) of the Prospectus Directive (Directive 2003/71/EC) (“Qualified Investors”). Any person in the EEA who acquires the securities in any offer (an “investor”) or to whom any offer of the securities is made will be deemed to have represented and agreed that it is a Qualified Investor. Any investor will also be deemed to have represented and agreed that any securities acquired by it in the offer have not been acquired on behalf of persons in the EEA other than Qualified Investors or persons in the UK and other member states (where equivalent legislation exists) for whom the investor has authority to make decisions on a wholly discretionary basis, nor have the securities been acquired with a view to their offer or resale in the EEA to persons where this would result in a requirement for publication by the company, Merrill Lynch International (“MLI”) or any other manager of a prospectus pursuant to Article 3 of the Prospectus Directive. The company, MLI and their affiliates, and others will rely upon the truth and accuracy of the foregoing representations and agreements.
ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

SCHEDULE B
GUARANTORS
GENCA CORPORATION
GENERAL CABLE INDUSTRIES, INC.
GENERAL CABLE INDUSTRIES LLC
GENERAL CABLE MANAGEMENT LLC
GENERAL CABLE OVERSEAS HOLDINGS, INC.
GENERAL CABLE TECHNOLOGIES CORPORATION
GENERAL CABLE TEXAS OPERATIONS L.P.
GK TECHNOLOGIES, INCORPORATED
DIVERSIFIED CONTRACTORS, INC.
MARATHON MANUFACTURING HOLDINGS, INC.
MARATHON STEEL COMPANY
MLTC COMPANY

Sch B-1

SCHEDULE C
SIGNIFICANT SUBSIDIARIES
GK Technologies Incorporated
General Cable Industries, Inc.
General Cable Holdings (Spain), S.R.L.
Grupo General Cable Sistemas, S.A.
Silec Cable, S.A.S.
General Cable Company

Sch C-1

SCHEDULE D
Gregory B. Kenny
Brian J. Robinson
Robert J. Siverd
Gregory E. Lawton
Craig P. Omtvedt
John E. Welsh, III
Robert L. Smialek

Sch D-1